UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 14, 2017

VIACOM INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32686	20-3515052
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1515 Broadway, New York, NY	10036
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 258-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)    On December 14, 2017, BET Networks (“BET”), a subsidiary of Viacom Inc. (“Viacom”), announced that Scott M. Mills will assume the role of President, BET Networks, effective January 1, 2018. Mr. Mills is currently Executive Vice President and Chief Administrative Officer of Viacom.
(e)    On December 14, 2017, Mr. Mills entered into an employment agreement (the “Agreement”) with BET. The Agreement reflects Mr. Mills’ new position, effective January 1, 2018, as President, BET Networks, with a term through June 30, 2020 on the following terms:

•	Base Salary. Mr. Mills’ salary will continue to be $1,750,000 per year.

•	Annual Merit Review. Mr. Mills will be eligible to receive an increase in salary, as determined by the Viacom Compensation Committee, on or about an annual basis.

•	Annual Cash Bonus. Mr. Mills’ target annual cash bonus will continue to be $2,500,000.

•	Annual Equity Awards. Mr. Mills will continue to be eligible to receive annual grants of equity compensation with a target value of $2,250,000.

•	Benefits. Mr. Mills will continue to be eligible to participate in Viacom’s retirement and other employee benefit plans for which he qualifies pursuant to the terms of the applicable plan.

•
Severance. The maximum amount payable with respect to salary and bonus in the event of Mr. Mills’ termination without “cause” or resignation for “good reason” is two times his then current base salary and target bonus. In addition, the vesting of certain unvested equity awards will accelerate in the event of his termination without “cause” or resignation for “good reason.”

•	Restrictive Covenants. Mr. Mills will continue to be subject to certain restrictive covenants, such as non-competition and non-solicitation covenants, including following termination of employment.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIACOM INC.

By:	/s/ Christa A. D’Alimonte
	Name: Title:	Christa A. D’Alimonte Executive Vice President, General Counsel and Secretary

Date: December 15, 2017